Exhibit 10.69
EMPLOYEE CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT
(Including Invention Assignment, Nonsolicitation and Noncompetition)
I,                                          (“Employee”), recognize and acknowledge that my position with CLEARWIRE CORPORATION, a Delaware corporation (together with any of its related or affiliated entities, the “Company”) will be one of trust and confidence. I understand and acknowledge that the Company has a legitimate interest in preventing the dissemination or misuse of Confidential Information, including trade secrets belonging to the Company, and therefore agree to sign this Employee Intellectual Property Agreement (“Agreement”).
THEREFORE, as a condition of employment with the Company and in consideration of employment, compensation, training and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I agree as follows:
1. Non-Disclosure of Confidential Information. I recognize and acknowledge that during the course of my employment with the Company, I will have access to certain information not generally known to the public, relating to the Company’s business. I agree that this information is “Confidential Information” that belongs to the Company.
     1.1 “Confidential Information” includes, without limitation, any information, in any form, that the Company identifies as or considers to be confidential or proprietary, and that is not publicly or generally available relating to the Company’s trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; products, technology development plans; marketing plans or strategies, databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; marketing strategies; sales; customers and customer contacts and needs; joint venture partners; suppliers; financial status and strategies; contracts or investors. Confidential Information includes information developed by me, alone or with others, or entrusted to by the Company or by its customers or others.
     1.2 During the term of my employment and thereafter, I agree to hold the Company’s Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by the Company and for the Company’s benefit. If anyone tries to compel me to disclose any of the Company’s Confidential Information, by subpoena or otherwise, I will immediately notify the Company so that the Company may take any actions it deems necessary to protect its interests. My agreement to protect the Company’s Confidential Information applies both while I am employed by the Company and after my employment with the Company ends, regardless of the reason it ends.
     1.3 I understand it is the Company’s policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, including others who have employed or engaged me or who have entrusted confidential information to me. I will not use for the Company’s benefit or disclose to the Company confidential, proprietary or trade secret information that belongs to others, unless I advise the Company that the information belongs to a third party and both the Company and the owners of the information consent to the disclosure and use.
2. Inventions, Copyrights and Patents. The Company shall own and I hereby assign all “Inventions” and copyrightable “Work Product” I make, conceive, develop, discover, reduce to practice or fix in a tangible medium of expression, alone or with others, either: (a) during my employment by the Company irrespective of whether or not such Invention was made using the Company’s time or facilities; or (b) within one (1) year after my employment ends if the Invention or Work Product results from any work, idea or conception (either partial or completed) I performed for the Company or involves the use or assistance of the Company’s facilities, materials, personnel or Confidential Information. The Company shall own and I hereby assign all Inventions that I conceived solely or jointly or helped to reduce to practice while employed by the Company, and copyrightable Work Product authored by me that I bring or have brought to the Company and that is used in the course of the Company’s business or that is incorporated into any Work Product that belong to the Company.
     2.1 Definition of “Inventions.” “Inventions” includes, but is not limited to, discoveries, developments, concepts, ideas, improvements to existing technology, processes, procedures, machines, products, compositions of matter, formulas, algorithms, computer programs and techniques (including functional specifications, source code and object code), and all other matters ordinarily intended by the word “invention,” whether patentable or not or otherwise legally protectable. “Inventions” also includes all records showing any part of a conception or a reduction to practice relating to an Invention.
     2.2 Definition of “Work Product.” “Work Product” includes, but is not limited to, original works of authorship, including interim work product, modifications and derivative works, and all similar matters, whether or not copyrightable.
     2.3 Definition of “Works Made For Hire.” All Work Product I produce within the scope of my employment or using the Company facilities (which shall include all Work Product I produce related to the Company’s business, whether or not done during regular working hours) shall be considered “Works Made For Hire” so that the Company will be considered the author of the Work Product under the federal copyright laws.
     2.4 Assignment of Rights. I will promptly disclose to the Company, and will assign all right, title and interest to the Company, all Inventions and copyrightable Work Product described in paragraphs 2.1 and 2.2, including assignment of all copyrights (including renewal rights), patent rights and trade secret rights. I waive any rights I have or may have in the Inventions and copyrightable Work Product described in the prior paragraphs. At the Company’s direction and expense, I will execute all documents and take all actions necessary or convenient for the Company to document, obtain, maintain or assign its rights to the Inventions or Work Product. The Company shall have full direct and control of all patent applications of these Inventions.

     2.5 Excluded Inventions Pursuant to RCW 49.44.140. This Agreement does not apply to any Invention which I developed entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information unless: (a) the Invention relates at the time of conception or reduction to practice of the Invention directly to the Company’s business, or actual or demonstrably anticipated research and development; or (b) the Invention results from any work I performed for the Company.
3. Noncompetition. I acknowledge that the Company has a genuine interest in, and considers valuable, its Confidential Information, customer relationships and business strategies. In order to protect the Company’s legitimate interest in its Confidential Information, I agree that during the term of my employment and for a period of one (1) year from the date of termination of my employment for any reason, I will not directly or indirectly, be employed by or connected with, own, manage, operate, join, or benefit in any way from any entity for whom a substantial portion of its business relates to fixed wireless technology and/or the delivery of services utilizing fixed wireless technology and/or the delivery of broadband services. For purposes of the foregoing, Employee will be deemed to be connected with such business if the business is carried on by: (a) a partnership in which the Employee is general or limited partner; (b) a corporation of which Employee is a shareholder (other than a shareholder owning less than 5% of the total outstanding shares of the corporation), officer or director; or as an employee, consultant, agent, member or other representative. Any business opportunities related to the Company’s business that I learn of or obtain while employed by the Company (whether or not during working hours) belong to the Company, and I will pursue them only for the Company’s benefit.
4. Nonsolicitation. During the course of my employment and for a period of one (1) year from the date of termination of my employment hereunder for any reason, I shall not directly or indirectly solicit, recruit or entice any of the following to cease, terminate or reduce any relationship with the Company or to divert any business from the Company: (a) any person who was an employee of the Company during the one-year period immediately preceding the termination of my employment; (b) any contractor or supplier of the Company; (c) any customer or client of the Company; or (d) any prospective customer or client of the Company from whom I actively solicited business within the last six (6) months of my employment. Further, I will not directly or indirectly disclose the names, addresses, telephone numbers, compensation or arrangements between the Company and any person or entity described herein. In addition, during the course of my employment and for a period of one (1) year from the date of termination of my employment for any reason, I shall not directly or indirectly, on behalf of myself or any other entity hire, or contract with any person who was employed by the Company during the one (1) year prior to the termination of my employment.
5. Company Materials. I will safeguard and return to the Company when my employment ends, or sooner if the Company requests, all information, documents, electronic media and other property in my care, custody or control relating to my employment or the Company’s business, including without limitation any documents or electronic media that contain the Company’s Confidential Information.
6. No Disparagement or Interference. I will not disparage the Company or its business and will not interfere with the Company’s relationships with its customers, advertisers, joint venture partners, investors, employees, vendors, bankers or others. This applies both while I am employed by the Company and after my employment by the Company ends, regardless of the reason it ends.
7. Employee’s Warranty. I represent and warrant that I have disclosed all facts, if any, pertaining to restrictions on my ability to enter into this Agreement. I further represent and warrant that I am not bound by any agreements with third parties that would prevent me from lawfully performing all duties requested of me by the Company. I understand that it is the Company’s policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, and I agree not to use such third-party confidential, proprietary or trade secret information for the Company’s benefit.
8. Reasonableness of Terms. I acknowledge that the terms of this Agreement are reasonably necessary to protect the Company’s legitimate business interests. I acknowledge that if my employment with the Company ends, my experience and capabilities are such that I can obtain employment that does not violate this agreement and that an injunction to enforce this agreement will not prevent me from earning a reasonable livelihood.
9. Future Consulting or Employment for the Company. If my employment relationship with the Company ends but the Company employs me again or engages me as a consultant, then this Agreement shall apply to my later employment(s) or engagement(s) unless they follow a period of one (1) year or more during which I was neither employed nor engaged by the Company. If this Agreement becomes applicable to a consulting relationship, the references in this Agreement to my employment by the Company shall be treated, as appropriate, as referring to my consulting relationship with the Company.
10. No Guarantee of Employment. I understand this Agreement is not a guarantee of continued employment. My employment is terminable at any time by the Company or me, with or without cause or prior notice, unless otherwise provided in a written employment agreement.
11. Equitable Relief. I acknowledge that the provisions of this Agreement are essential to the Company and that a breach of any provisions of this Agreement can create a severe and unfair business disadvantage that cannot be adequately remedied by traditional legal recourse to damages. Therefore, the Company may enforce this Agreement directly in any court having appropriate jurisdiction and, in addition to any other remedy it may have at law, shall be entitled to injunctive or other equitable relief to prevent or curtail any breach of this Agreement.
12. Controlling Law. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced in accordance with the laws of the State of Washington. Any legal proceeding in connection herewith shall be brought in Washington.
13. Assignment to Successor Company. In the event that the ownership or corporate form of the Company changes whether by acquisition of stock or assets and regardless of any change in the form or name of the employing entity, this Agreement shall be assignable by the Company to the entity that succeeds it without further notice to me.

14. Severability. If any portion of this Agreement is held to be invalid or unenforceable for any reason, the remaining covenants shall remain in full force and effect to the maximum extent permitted by law. The Agreement shall not be construed against the Company by reason of the drafting or preparation hereof.
15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter covered herein. All prior understandings and agreements between the parties with respect to such subject matter, whether oral or written, are hereby superseded and nullified. This Agreement may only be amended in writing, specifically identifying this Agreement and the provision(s) to be amended.
16. Nonwaiver. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.
17. Voluntary Agreement. I acknowledge that I have carefully read this Agreement, that I understand its terms, that all understandings between the Company and me relating to the subjects covered in the Agreement are contained in it, and that I have entered in to the Agreement voluntarily and not in reliance on any promises or representations by the Company other than those contained in this Agreement. I further acknowledge that I have been given the opportunity to discuss this Agreement with legal counsel and have taken advantage of that opportunity to the extent I wish to do so.

EMPLOYEE	CLEARWIRE CORPORATION

Signature of Employee	Signature of Authorized Company
Representative

Print Name of Employee	Title of Representative

Date	Date